EXHIBIT 14.1

NEUROGEN CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE

This Code of Business Conduct and Ethics (the "Code") contains the policy guidelines and procedures of Neurogen Corporation (the "Company") that relate to the legal and ethical standards for conducting Company business. This Code cannot and is not intended to cover every applicable law or to anticipate every issue that may arise, but does set out basic principles to guide all officers and employees of the Company. If you are unclear about a particular situation, stop and ask Neurogen's Legal Department for guidance before taking action.

ADMINISTRATION/APPLICABILITY/VIOLATIONS

This Code applies to all officers and employees of the Company (the "Covered Persons"). It is the obligation of each and every Covered Person to become familiar with this Code, to adhere to the standards and restrictions set forth herein, to conduct himself or herself accordingly and to avoid even the appearance of impropriety.

While the Company's Legal Department will oversee the procedures designed to implement this Code, it is the individual responsibility of each Covered Person to comply with this Code. Those who violate this Code will be subject to appropriate disciplinary action which, depending on the severity of the violation, may include suspension or termination.

POLICY GUIDELINES

A. Conflicts of Interest

This policy is designed to establish ethically sound principles of conduct to be followed by all Covered Persons of Neurogen in situations where there may be a question of a conflict between their personal interests and the interests of the Company. It is the duty of all Covered Persons to act in good faith at all times, to exercise good judgment, honesty and high ethical standards and to avoid situations that involve or may involve a conflict between their personal interests and the performance of their duties and the best interests of Neurogen.

A "conflict of interest" exists when a person's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company objectively and effectively. Conflicts of interest may also arise when a Covered Person, or a family member of such person, receives improper personal benefits as a result of his or her position in the Company. Conflicts of interest are prohibited unless specifically authorized as described below.

Whether or not a conflict of interest exists or will exist can be unclear. If you have any questions about whether a potential conflict exists or if you become aware of an actual or potential conflict, you should discuss the matter with the Legal Department. If you are an executive officer, you should discuss the matter with the Chief Executive Officer and the Board of Directors.

Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve a conflict of interest:

  engaging in a significant personal business transaction involving the Company for personal profit or gain;

  being a consultant to, or a director, officer or employee of (i) a supplier, collaborator or other entity that does, or is seeking to do, business with Neurogen, or (ii) a competitor of Neurogen;

  having a significant financial or other beneficial interest in (i) a supplier, collaborator or other entity that does, or is seeking to do, business with Neurogen, or (ii) a competitor of Neurogen;

  receiving, directly or indirectly, improper personal benefits as a result of using Company property or obtaining Company services;

  conducting Company business with a family member, or taking any business action that improperly benefits a family member; and

  accepting money, personal gifts, discounts, loans (other than loans from lending institutions at prevailing interest rates) or other special treatment or gratuities from any supplier, customer or competitor of the Company.

In general, any transaction constituting a conflict of interest of an employee must be approved by an employee's supervisor or the Legal Department. Supervisors may not authorize conflict of interest matters or make determinations as to whether a conflict of interest exists without first providing the Legal Department with a description of the activity and obtaining the Legal Department's approval. The Legal Department may confer with appropriate members of Neurogen's management team in reaching a decision. However, a transaction involving an executive officer should be discussed with Neurogen's Board of Directors or the appropriate committee and only the Board or such committee may authorize such a conflict. In addition, the Audit Committee must approve all material related-party transactions involving an executive officer and such transactions will be publicly disclosed as required by applicable laws and regulations.

Conflicts of interest may not always be clear-cut, so if you have a question, you should ask for guidance from the Legal Department before taking action.

B. Corporate Opportunities

Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons are therefore prohibited from (i) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of Company property, information or position, (ii) using Company property, information or position for improper personal gain and (iii) competing with the Company.

C. Confidentiality

Covered Persons must not disclose to anyone outside the Company any "confidential information" entrusted to them by the Company or its suppliers, collaborators or business partners, except when disclosure is authorized by the Company or otherwise legally required. Whenever feasible, Covered Persons should consult the Legal Department if they believe they have a legal obligation to disclose confidential information. "Confidential information" includes all non-public information that might be useful to competitors, or harmful to the Company or its suppliers, collaborators or business partners, if disclosed. Confidential information includes, for example, trade secrets, technology, research, customer and supplier lists, unannounced financial data and projections, marketing and pricing strategies and business plans.

D. Competition and Fair Dealing

The Company seeks to outperform our competitors fairly and honestly through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent or inducing disclosures of such information by past or present employees, agents or representatives of other companies is prohibited.

Covered Persons should endeavor to deal fairly and in good faith with the Company's collaborators, suppliers, business partners and competitors and their employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

E. Protection and Proper Use of Company Assets

Company assets, such as information, materials, supplies, time, software, hardware and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Company. Company assets also include proprietary information such as intellectual property, including patents, trademarks, trade secrets and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Company assets should be used for legitimate business purposes. Accordingly, all Covered Persons should endeavor to protect the Company's assets and ensure their efficient use.

Unauthorized use of Company assets is prohibited and should be reported. The personal use of Company assets without permission is prohibited, although incidental personal use is permitted. If you have any questions about whether your personal use of a Company asset is incidental, you should ask for guidance from the Legal Department before taking action.

F. Compliance with Laws, Rules and Regulations

It is the Company's policy that all of its business will be conducted in compliance with applicable laws, rules and regulations. The Company operates in areas that are subject to supervision by the United States Food and Drug Administration as well as other federal, state, and local regulatory bodies. Employees should be particularly aware of the legal requirements applicable to the operations for which they are responsible and must comply with those requirements at all times. Compliance with all regulations and laws of governing or regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

All Covered Persons must obey, and insure that the Company obeys, all laws and governmental regulations of the cities, states and countries in which the Company operates. Although Covered Persons are not expected to know all details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers and appropriate personnel. If a law conflicts with a policy in this Code, you must comply with the law. If a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions about these conflicts, you should consult your supervisor or the Legal Department as to how to handle the situation.

Any employee who is contacted by a governmental or regulatory authority concerning Company business, other than in connection with routine inquiries within the scope of the employee's authority, should consult with supervisory personnel prior to responding.

The Company takes a proactive stance on compliance with all applicable laws, rules and regulations. Particularly, the Company is committed to:

  maintaining a workplace that is free from discrimination or harassment based on race, gender, age, color, religion or any other characteristic that is unrelated to the Company's interests or otherwise protected by law;

  complying with all applicable environmental, health and safety laws;

  supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

  prohibiting any unlawful, improper or other questionable payments (including bribes or kickbacks), gifts, favors or other gratuities to suppliers, customers, U.S., state, local or foreign government officials or other third parties; and

  complying with all applicable federal and state securities laws, including laws prohibiting insider trading as discussed below.

G. Insider Trading

The purchase or sale by any person while in possession of material non-public information or the non-public disclosure, or "tipping," of such information to others who may trade in Company securities is prohibited by U.S. federal and state laws, as well as those of a number of other countries. Covered Persons who have access to material non-public information, whether about the Company or concerning other companies with which the Company does business, are prohibited from using or sharing that information for securities trading purposes or for any other purpose except the conduct of the Company's business.

The Company has adopted an Insider Trading Policy that further details prohibitions regarding the use of material non-public information and establishes procedures that must be followed by certain employees and directors when transacting in securities of the Company. The Insider Trading Policy also describes categories of investment activity that may not be engaged in by Company personnel. The complete Insider Trading Policy is available through the Human Resources Department.

H. Record Keeping

In order to comply with its legal and ethical obligations and in order to make responsible business decisions, the Company must maintain timely and accurate records of its business activities. While only some of the Company's employees are involved in preparing the Company's financial statements and other information that is included in the Company's filings with the Securities and Exchange Commission, most employees have responsibility for the creation of business records such as expense reports, purchase orders, payroll records, etc. It is the responsibility of each employee to ensure that the business records he or she deals with are accurate, complete and reliable. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Legal Department for guidance.

Business records and communications often become public, and Covered Persons should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's record retention policies as in effect form time-to-time. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Legal Department.

I. Accurate and Timely Periodic Reports

The Company is committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. All Company employees and officers who are involved in the Company's public disclosure process, but in particular the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions (collectively, the "Senior Financial Officers") are responsible for fulfilling this commitment.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Covered Persons have a duty to adhere to this Code and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures. Employees are encouraged to talk to supervisors, managers or the Legal Department about observed violations of this Code or any other illegal or unethical behavior or when in doubt about the best course of action in a particular situation. Officers and directors should report any known or suspected violations of this Code or any other illegal or unethical behavior to the supervising lawyer of the Legal Department.

It is the policy of the Company not to allow retaliation for reports of violations of this Code or reports of any other illegal or unethical behavior by any employee made in good faith. All employees are expected to cooperate in internal investigations of misconduct.

DISCLOSURE/AMENDMENTS AND WAIVERS

This Code will be made available on the Company's website.

Any waiver of any provision of this Code for any executive officer may be made only by the Board or, to the extent permitted by the rules of the NASDAQ, an appropriate Board committee. The provisions of this Code may be waived for any employee who is not an executive officer by the Chief Executive Officer or the Chief Business Officer.

Any amendment of this Code or any waiver of any provision of this Code for any Senior Financial Officer or other executive officer will be disclosed on a Form 8-K or on the Company's website, www.neurogen.com, promptly and in any event within five business days following such amendment or waiver, as required by the Securities and Exchange Commission and the applicable NASDAQ listing requirements.